Exhibit (a)(5)(D)

Arch Chemicals, Inc. P.O. Box 5204 501 Merritt 7 Norwalk, CT 06856-5204	Lorraine S. Mercede Director, Compensation & Benefits

Date:	July 26, 2011

To:	All Arch US Employees

From:	Lorraine S. Mercede

Subject:	Questions on CEOP Instruction Form

All employees who participate in the Arch Chemicals, Inc. Contributing Employee Ownership Plan (“CEOP”) and have shares of Arch Common Stock in their account under the CEOP (“CEOP Account”) recently received a package of information regarding the proposed tender offer for Arch Common Stock by Lonza Group, Ltd (“Lonza”) through its subsidiary LG Acquisition Corp.  The package outlined the details of the tender offer and included an Instruction Form (i.e., the Arch Chemicals, Inc. Contributing Employee Ownership Plan Instruction Form, a sample of which is included below*) asking employees if they want to tender or sell the shares of Arch Common Stock in their CEOP Account to Lonza for $47.20/share.

If you wish to tender or sell the shares of Arch Common Stock in your CEOP Account, you need to complete the Instruction Form and sign in Box (1).  You should insert an X in Box (2) if you want to tender or sell 100% of the shares of Arch Common Stock in your CEOP Account.   If you don’t wish to tender or sell 100% of the shares of Arch Common Stock in your CEOP Account, you should insert an X in Box (3) and indicate the percentage of shares in your CEOP Account that you do wish to tender or sell in the space next to Box (3).

If you wish to tender or sell your shares, you must complete the Instruction Form and mail it to the Trustee so it is received by 11:59 pm New York Time on August 9, 2011 or, if the deadline for the tender offer is extended, by 11:59 pm New York Time on the date that is two (2) business days prior to the new deadline.  If you do not timely submit your Instruction Form, the Trustee will treat this as an instruction not to tender the shares of Arch Common Stock in your CEOP Account.

* This is just a sample form and should not be duplicated and completed as it lacks your individual participant identifying information.  If you have lost the Instruction Form that you previously received, you should contact  MacKenzie Partners at 212-929-5500 or 800-322-2885.

Important Information

On July 15, 2011, Arch Chemicals filed with the United States Securities and Exchange Commission (“SEC”) a tender offer solicitation/recommendation statement on Schedule 14D-9 regarding the tender offer described herein.  Investors are strongly advised to read the tender offer statement (as updated and amended) filed by Arch Chemicals with the SEC, because it contains important information that investors should consider before tendering their shares.  The tender offer statement and other documents filed by Arch Chemicals with the SEC are available for free at the SEC’s web site at www.sec.gov.  Copies of filings by Arch Chemicals with the SEC may be obtained at the SEC’s web site at www.sec.gov or from Arch Chemicals by directing a request to mefaford@archchemicals.com.

Page 1 of Arch Chemicals, Inc. Contributing Employee Ownership Plan Instruction Form

ARCH CHEMICALS, INC. CONTRIBUTING EMPLOYEE OWNERSHIP PLAN INSTRUCTION FORM  This Instruction Form is being delivered to you pursuant to the Offer to Purchase dated July 15, 2011. LG Acquisition Corp., a Virginia corporation (“Purchaser”) and an indirect wholly owned subsidiary of Lonza Group Ltd., a company organized under the laws of Switzerland, has offered to purchase all of the outstanding shares of common stock of Arch Chemicals, Inc., a Virginia corporation (“Arch”), at $47.20 per Share, net to the seller in cash, without interest thereon (the “Offer Price”).  If you wish to direct the Trustee of the Arch Chemicals, Inc. Contributing Employee Ownership Plan (“CEOP”) to tender on your behalf, all or a portion of the shares of Arch common stock (the “Shares”) held in your account under the CEOP, please complete all applicable boxes of this Instruction Form.  I hereby submit this Instruction Form to the Trustee of the CEOP, to tender in the Offer the percentage of Shares (indicated below on this Instruction Form) held in my CEOP account. I understand that the percentage will be applied to the number of Shares held in my CEOP account as of the end of the first business day prior to the expiration of the Offer (i.e., the Expiration Date). The Expiration Date will be August 11, 2011 unless the Offer is extended.  1. Signature: This form must be signed by the CEOP participant. Signature of Participant Date Daytime Telephone #  Place an X in one Election Box only  2. Tender All (100%)  3. Partial Tender Indicate Percentage (From 1% to 99%) Whole Numbers Only

Page 2 of Arch Chemicals, Inc. Contributing Employee Ownership Plan Instruction Form

INSTRUCTIONS FOR COMPLETING THE INSTRUCTION FORM  Please see additional instructions and related information in the accompanying document.  1. Sign, date and include your daytime telephone number in this Instruction Form in Box 1 and after completing all other applicable sections return this form in the enclosed envelope.  2. If you are directing the Trustee of the CEOP, to tender all (100 percent) of the Shares in your CEOP account, please check this box only.  3. If you are directing the Trustee of the CEOP, to tender some of the Shares in your CEOP account, please check this box only and indicate the percentage in whole numbers, from 1% to 99%, that you would like the Trustee to tender.  IF YOU HAVE ANY QUESTIONS CONTACT MACKENZIE PARTNERS, INC., THE INFORMATION AGENT  From within the U.S., Canada or Puerto Rico: 1-800-322-2885 (Toll Free) From outside the U.S.: 1-212-929-5500 (Collect)  WHERE TO FORWARD YOUR INSTRUCTION FORM  By Mail: BNY Mellon Shareowner Services Attn: Corporate Action Dept. P.O. Box 3301 South Hackensack, NJ 07606  By Overnight Courier or By Hand: BNY Mellon Shareowner Services Attn: Corporate Action Dept., 27th Floor 480 Washington Boulevard Jersey City, NJ 07310